Exhibit (h)(5)(a)

AMENDMENT SHAREHOLDER SERVICES AGREEMENT
Dated  July 24, 2001


	The Shareholder Services Agreement by and between First Pacific Mutual Fund, Inc., a Maryland corporation (the "Company"), for the First Hawaii Municipal Bond Fund series and the First Hawaii Intermediate Municipal Fund series and First Pacific Recordkeeping, Inc., a Hawaii corporation, is amended as follows:


FIRST:	The Shareholder Services Agreement is hereby
amended to change the name of the First Hawaii Municipal Bond
Fund to the Hawaii Municipal Fund and the name of the First
Hawaii Intermediate Municipal Fund to the Hawaii Intermediate
Fund.

	SECOND:	The foregoing amendments to the Shareholder
Services Agreement have been duly approved by at least a majority of the entire Board of Directors of the Company. The amendments are limited to changes expressly permitted to be made without action of the shareholders.

	THIRD:	The Shareholder Services Agreement Amendment
will become effective on July 24, 2001.

	IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

					FIRST PACIFIC MUTUAL FUND, INC.


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
						   Jean M. Chun, Secretary


FIRST PACIFIC RECORDKEEPING, INC.


					By:  /s/  Terrence K.H. Lee
					     Terrence K.H. Lee, President
[Corporate Seal]

					Attest:  /s/  Jean M. Chun
						   Jean M. Chun, Secretary